Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 29, 2019
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary Third Quarter 2019 Net Income of $80 million

2019 Third Quarter Summary Financial Results

•	Net income totaled $80 million, a decrease of $33 million from the same period last year.

•	Net interest income totaled $129 million, a decrease of $27 million from the same period last year.

•	Balance sheet changes from December 31, 2018 were:

◦	Assets totaled $129.1 billion, a decrease of $17.4 billion.

◦	Advances totaled $85.0 billion, a decrease of $21.3 billion.

◦	Investments totaled $34.4 billion, an increase of $2.6 billion.

◦	Capital totaled $6.8 billion, a decrease of $0.7 billion.

◦	Retained earnings totaled $2.1 billion, a slight increase from December 31, 2018.

◦	Regulatory capital ratio was 5.43 percent, an increase from 5.27 percent.

Third Quarter 2019 Business Highlights

•	Advances of $85.0 billion were outstanding to 741 members, housing associates, and former members, of which 52 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $9.0 billion were outstanding of which $1.1 billion were purchased from 170 members during the third quarter.

•	Mortgage loans of $458 million were delivered by members during the quarter through the Bank’s off-balance sheet products of MPF Xtra, MPF Direct, and MPF Government MBS.

•	Letters of credit of $8.9 billion were outstanding.

•	The Bank paid $73 million of cash dividends at an effective combined annualized dividend rate of 5.24 percent during the third quarter.

•	The Bank accrued $9 million during the quarter for use in the Bank’s Affordable Housing Program.

Financial Results Discussion

Net Income - For the three and nine months ended September 30, 2019, the Bank recorded net income of $80 million and $288 million compared to $113 million and $360 million for the same periods in 2018. The decline in the Bank’s net income was primarily driven by a decrease in net interest income and an increase in other expense. Net income was also impacted by a decrease in other income.

Net Interest Income - The Bank’s net interest income decreased to $129 million and $435 million for the three and nine months ended September 30, 2019 compared to $156 million and $480 million for the same periods last year. The decline during the three and nine months ended September 30, 2019 was primarily due to a decrease in net interest margin and a decline in average advance volumes. The Bank’s net interest margin was 0.38 percent and 0.41 percent during the three and nine months ended September 30, 2019 compared to 0.42 percent and 0.43 percent for the same periods in 2018. The decrease in net interest margin was primarily attributable to lower asset liability spreads.

Other Income (Loss) - The Bank recorded net gains of $3 million and $11 million in other income (loss) for the three and nine months ended September 30, 2019 compared to net gains of $7 million and $23 million for the same periods last year. Other income (loss) was primarily impacted by net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities.

Other Expense - Other expense totaled $43 million and $125 million for the three and nine months ended September 30, 2019, compared to $36 million and $101 million for the same periods last year, primarily due to an increase in professional fees and other operating expenses.

Assets - The Bank’s total assets decreased to $129.1 billion at September 30, 2019, from $146.5 billion at December 31, 2018, primarily due to a decrease in advances, partially offset by an increase in investments. Advances at September 30, 2019 decreased by $21.3 billion from advances at December 31, 2018 due primarily to a decrease in borrowings by large depository institution members. Investments increased by $2.6 billion from December 31, 2018 primarily due to an increase in money market investments as a result of increased liquidity holdings during 2019.

Liabilities - The Bank’s total liabilities decreased to $122.3 billion at September 30, 2019, from $139.0 billion at December 31, 2018, primarily driven by a decrease in the amount of consolidated obligations needed to fund our assets.

Capital - Total capital decreased to $6.8 billion at September 30, 2019, from $7.5 billion at December 31, 2018, primarily due to a decrease in capital stock resulting from a decrease in member activity. The Bank’s regulatory capital ratio increased to 5.43 percent at September 30, 2019, from 5.27 percent at December 31, 2018 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the third quarter of 2019 are approximate until the Bank announces unaudited financial results in its Third Quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC), expected to be available at www.fhlbdm.com and www.sec.gov on or before November 14, 2019.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	September 30,	December 31,
Statements of Condition (dollars in millions)	2019	2018
Cash and due from banks	$209	$119
Investments	34,402	31,777
Advances	85,009	106,323
Mortgage loans held for portfolio, net	8,952	7,835
Total assets	129,148	146,515
Consolidated obligations	120,327	136,651
Mandatorily redeemable capital stock	202	255
Total liabilities	122,305	138,967
Capital stock - Class B putable	4,676	5,414
Retained earnings	2,131	2,050
Accumulated other comprehensive income (loss)	36	84
Total capital	6,843	7,548
Total regulatory capital[1]	7,009	7,719
Regulatory capital ratio	5.43%	5.27%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2019	2018	2019	2018
Net interest income	$129	$156	$435	$480
Other income (loss):
Net gains (losses) on trading securities	8	(9)	36	(33)
Net gains (losses) on derivatives and hedging activities	(12)	9	(45)	43
Other, net	7	7	20	13
Total other income (loss)	3	7	11	23
Total other expense	43	36	125	101
Net income before assessments	89	127	321	402
Affordable Housing Program assessments	9	14	33	42
Net income	$80	$113	$288	$360
Performance Ratios
Net interest spread	0.25%	0.31%	0.28%	0.33%
Net interest margin	0.38	0.42	0.41	0.43
Return on average equity (annualized)	4.57	6.16	5.29	6.52
Return on average capital stock (annualized)	6.66	8.69	7.55	9.07
Return on average assets (annualized)	0.23	0.31	0.27	0.32

The selected financial data above is approximate until the Bank announces unaudited financial results in its Third Quarter 2019 Form 10-Q with the SEC expected to be filed on or about November 14, 2019.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The bank is wholly owned by nearly 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.